Exhibit 10.34

EIGHTH AMENDMENT TO AGREEMENT OF LEASE

THIS EIGHTH AMENDMENT TO AGREEMENT OF LEASE (the “Amendment”) is made and entered into as of June 18, 2024 (the “Effective Date”) by and between CHICAGO KINGSBURY, LLC, a Delaware limited liability company (“Landlord”), and TEMPUS LABS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.
Landlord (as successor in interest to EQC 600 West Chicago, LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated January 18, 2018 (the “Original Lease”), which lease has been previously amended by First Amendment to Agreement of Lease dated as of January 30, 2018 (the “First Amendment”), by Second Amendment to Agreement of Lease dated as of July 30, 2018 (the “Second Amendment”), by Third Amendment to Agreement of Lease dated as of December 26, 2018 (the “Third Amendment”), by Fourth Amendment to Agreement of Lease dated as of April 23, 2019 (the “Fourth Amendment”), by Fifth Amendment to Agreement of Lease dated as of May 8, 2020 (the “Fifth Amendment”), by Sixth Amendment to Agreement of Lease dated as of May 4, 2021 (the “Sixth Amendment”) and by Seventh Amendment to Agreement of Lease dated January 19, 2023 (the “Seventh Amendment”) (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 217,266 Rentable Square Feet on the 2nd, 5th and 7th floors of the Building located at 600 West Chicago Avenue Chicago, Illinois (the “Building”) which consists of the space demised in Section 2.1 of the Original Lease, the First Expansion Space and the Third Expansion Space demised in Section 6 of Exhibit G to the Original Lease (as amended), the Fourth Expansion Space demised in the Second Amendment, the Fifth Expansion Space demised in the Third Amendment, the Sixth Expansion Space, the Seventh Expansion Space demised in the Fourth Amendment, the Eighth Expansion Space demised in the Fifth Amendment, the Ninth Expansion Space demised in the Sixth Amendment and the Tenth Expansion Space demised in the Seventh Amendment (the “Premises”).
B.
Tenant and Landlord desire to modify the Fixed Rent payable under the Lease and to delete the Option to Terminate set forth in Section 3 of Exhibit E to the Original Lease.
C.
Tenant and Landlord mutually desire that the Lease be further amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Fixed Rent. Landlord agrees that so long as no Event of Default has occurred, Tenant shall be entitled to an abatement of Fixed Rent in the amount of $96,574.74 per month commencing on June 1, 2024, and continuing thereafter through and including May 31, 2029 (the “Abatement Period”). If any Event of Default shall occur at any time after the Effective Date, then the Abatement Period shall cease and such amounts shall become due and payable each month as if such Abatement Period did not exist.
2.
Deletion of Option to Terminate. From and after the Effective Date, Section 3 of Exhibit E to the Original Lease is hereby deleted in its entirety and such Option to Terminate shall be null, void and of no further force or effect. All references in the Lease to the defined terms set forth in Section 3 of Exhibit E, including, without limitation, the “Termination Option”, “Early Termination Date”, “Tenant's Termination Notice” and “Early Termination Payment” are hereby deleted in their entirety from the Lease.

3.
Miscellaneous.
3.01
This Amendment and the attached exhibits, if any, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. This Amendment shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.
3.02
Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
3.03
In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
3.04
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.
3.05
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.
3.06
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold the Tenant Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.
3.07
Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant agrees that Tenant may acknowledge only the existence of this Amendment by and between Landlord and Tenant, that Tenant may not disclose any of the terms and provisions contained in this Amendment to any tenant or other occupant in the Building or the 900 Building or to any agent, employee, subtenant or assignee of such tenant or occupant, and Tenant also shall cause the Tenant Parties (including, without limitation, its brokers) to comply with the restrictions set forth in this sentence. The terms and provisions of the preceding sentence shall survive the termination of the Lease (whether by lapse of time or otherwise).
3.08
This Amendment shall be construed without regard to any presumption or other rule requiring construction against the party causing this Amendment to be drafted. This Amendment may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart, provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. The parties acknowledge and agree that they intend to conduct this transaction by electronic means and that this Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall Include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:

CHICAGO KINGSBURY, LLC,
a Delaware limited liability company

By:	/s/ Andrew Gloor
Name:	Andrew Gloor
Title:	Authorized Signatory

TENANT:

TEMPUS LABS, INC.,
a Delaware corporation

By:	/s/ Jim Rogers
Name:	Jim Rogers
Title:	Chief Financial Office